TherapeuticsMD, Inc. 10-K

Exhibit 10.36

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is made and entered into as of the Effective Date hereof, by and between, 6800 BROKEN SOUND LLC, a Florida limited liability company and its successors or assigns (“Landlord”), and THERAPEUTICSMD, INC., a Nevada corporation authorized to do business in Florida (“Tenant”).

RECITALS:

A.        Landlord and Tenant have entered into that certain Lease with the Effective Date of May 13, 2013 (the “Lease”) for the Lease of that certain Premises described within the Lease as the entire third floor of the Building located at 6800 Broken Sound Parkway, Boca Raton, Florida.

B.        Landlord and Tenant desire to modify and amend the Lease to increase the size of the Premises to include Suite 100 of the Building which consists of approximately 3,533 rentable square feet and to modify such other terms and conditions of the Lease consistent with the addition of the additional rentable square footage.

C.        Landlord and Tenant desire to enter into such other terms, conditions, and amendments to the Lease as are more specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, and for separate consideration, the receipt and sufficiency of which is hereby acknowledged and agreed to by the parties hereto, the Landlord and Tenant do hereby agree as follows:

1.0        Recitals. The above recitals are hereby ratified and confirmed as being true and correct and are incorporated herein in all respects.

2.0        Definitions. All terms defined herein shall have the identical definitions as ascribed to within the Lease, except where such definition is expressly modified herein.

3.0        Effective Date. The Effective Date of this First Amendment to Lease shall be the date and time of the last party to fully execute this First Amendment.

4.0        Premises. Commencing upon the Additional Premises Commencement Date (hereafter defined) the Premises as defined in Article 1 BASIC PROVISIONS of the Lease shall be amended to read as follows:

Premises: The entire third floor of the Building as outlined on the floor plan attached to the Lease as Exhibit “A” and that certain Premises designated as Suite 100 located at the Building. For all purposes of the Lease and this First Amendment, commencing upon the Additional Premises Commencement Date, where the defined term “Premises” is used the same shall be defined as the entire third floor of the Building as outlined on Exhibit “A” to the Lease and Suite 100. Where the defined term “Additional Premises” is used the same shall be defined solely as Suite 100 at the Building, and where the defined term “Original Premises” is used herein the same shall be defined solely as the entire third floor of the Building.

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5.0       Additional Premises Occupancy Date. The date in which Landlord shall allow Tenant occupancy of the Additional Premises shall be defined herein as the Additional Premises Occupancy Date, which shall be forty five (45) days subsequent to the Effective Date of this First Amendment to Lease.

6.0       Additional Premises Rent Commencement Date. The Rent Commencement Date for the Additional Premises shall be upon the Additional Premises Commencement Date.

7.0       Term. The Lease Term for the Additional Premises shall commence upon the Additional Premises Commencement Date and be coterminous with the Lease Term for the Original Premises set forth within the Lease and shall expire September 30, 2018 or such earlier date in which the term of the Lease for the Original Premises shall expire or be terminated pursuant to the terms and conditions of the Lease. The Renewal Option set forth in Article 33 of the Lease shall also apply to the Additional Premises, and in the event Tenant should exercise the Renewal Option, it must be exercised for both the Original Premises and the Additional Premises.

8.0       Additional Premises Commencement Date. The Additional Premises Commencement Date shall be the same date as the Additional Premises Occupancy Date, which shall be forty five (45) days subsequent to the Effective Date of this First Amendment to Lease.

9.0       Additional Premises Rentable Area. The Additional Premises Rentable Area is designated as Suite 100, located at 6800 Broken Sound Parkway, Boca Raton, Florida 33487. The Additional Premises Rentable Area consists of approximately 3,533 rentable square feet and constitutes 6.95% percentage of the gross rentable square footage of the Building which is 50,809 rentable square feet. Commencing upon the Additional Premises Commencement Date, the Premises shall consists of approximately 21,219 rentable square feet and constitute collectively for both the Original Premises and Additional Premises 41.75% of the Gross Rentable square footage of the Building. The square footage and percentages set forth in herein shall be deemed conclusive, with the Landlord and Tenant agreeing upon the square footage and percentages to be paid which may take into account any loss factor, area located between demising walls, or may include exterior wall structures. The parties acknowledge and agree that the Tenant is satisfied with the square footage calculation and the percentage calculation and accepts the same, thereby waiving any right to object to the square footage or percentage calculation in the future.

10.0     Tenant’s Share of Taxes. The Lease, Article 1: BASIC PROVISIONS (I) Tenant’s Share of Taxes is hereby amended to read as follows:

I. Tenant’s Share of Taxes: Commencing on the Additional Premises Commencement Date, Tenants share of Taxes shall be 41.75% subject to Articles 4 and 32. To the extent required for any calculation the Tenants share attributable to the Additional Premises shall be 6.95%.

11.0     Tenant’s Share of Expenses. The Lease, Article 1: BASIC PROVISIONS (J) Tenant’s Share of Expenses are hereby amended to read as follows:

J. Tenant’s Share of Expenses: Commencing on the Additional Premises Commencement Date, Tenants share of Expenses shall be 41.75% subject to Articles 4 and 32. To the extent required for any calculation the Tenants share attributable to the Additional Premises shall be 6.95%.

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12.0      Additional Premises Base Rent: The Base Rent for the Additional Premises (in addition to all Rent due for the Original Premises pursuant to the Lease) set forth hereinafter shall increase yearly by an amount equal to 3.0% over each prior Lease Year (defined below) (plus all applicable sales tax legally required):

Annual Base Rent Annual Base Monthly Base Monthly Sales Monthly

	Lease Term(1)	Annual Base Rent per Square Foot(2)	Annual Base Rent	Monthly Base Rent	Monthly CAM	Sales Tax	Monthly Total
1.	4/1/15-3/31/16	$16.00	$56,528.00	$4,710.67	$3,942.24	$519.18	$9,172.09
2.	4/1/16-3/31/17	$16.48	$58,223.84	$4,851.98	TBD	TBD	TBD
3.	4/1/17-3/31/18	$16.97	$59,955.01	$4,996.25	TBD	TBD	TBD
4.	4/1/18-9/30/18	$17.48	$61,756.84	$5,146.40	TBD	TBD	TBD

(1) In the event the Additional Premises Rent Commencement Date is a date other than April 1, 2015, upon Landlord and Tenant learning of the actual Additional Premises Rent Commencement Date, Landlord and Tenant shall enter into a Second Amendment to the Lease which shall set forth the actual Lease Term and Lease Years for the Additional Premises.

(2) The foregoing Base Rent for the Additional Premises shall be in addition to all Rent due for the Original Premises set forth in the Lease and nothing contained in this First Amendment shall diminish or reduce in any manner all amounts due and owing pursuant to the Lease for the Original Premises. Notwithstanding any term or condition of the Lease, the Additional Premises Base Rent, Taxes, Expenses and/or other amounts due shall not be subject to, or used in any manner in calculating the Rent Maximum Payment Ceiling pursuant to the Lease. The Rent Maximum Payment Ceiling shall only apply to the Rent due for the Original Premises.

13.0      Additional Rent. For all purposes as set forth within the Lease and for the Additional Premises, this Lease shall be deemed a triple net lease and Tenant shall be responsible for payment of its share of all Expenses, Taxes and other amounts as defined and allowed pursuant to the Lease and Landlord shall be entitled to pass through Tenant’s share of all Expenses, Taxes and other amounts necessary to operate the Building, the Premises and Common Areas as set forth within the Lease and this First Amendment.

14.0      Security Deposit. One (1) months Gross Rent for the Additional Premises in the total amount of Nine Thousand One Hundred Seventy Two and 09/100 ($9,172.09) Dollars shall be paid by Tenant to Landlord upon Tenants execution of this First Amendment to Lease. This amount shall be held as Security Deposit pursuant to all terms and conditions of the Lease.

15.0      Furniture. Tenant shall have the right to use any office furniture located within the Additional Premises during the Term of this Lease at no additional cost to Tenant. The foregoing shall not grant any rights of ownership to any such office furniture to Tenant. All such furniture shall remain at the Additional Premises upon Tenants vacating of the Additional Premises.

16.0      Additional Premises Tenant Improvements. Tenant has performed such inspections of the Additional Premises as it deemed necessary in its sole and absolute discretion and understands the Tenant acceptance of the Additional Premises in accordance with the terms and conditions contained herein is a material inducement to Landlord entering into this First Amendment to Lease. Tenant hereby accepts the Additional Premises in its “AS IS, Where Is” condition with any and all faults. Landlord shall have no responsibility or obligation whatsoever to perform any repairs, improvements or alterations to the Additional Premises in any manner and all alterations or improvements which Tenant may desire to the Additional Premises shall be at Tenant’s sole cost and expense and shall be performed in accordance with all other terms and conditions required pursuant to Lease.

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17.0      Lease Terms. Commencing upon the Additional Premises Commencement Date, other than as specifically provided for herein with respect to the Additional Premises, all the terms and conditions of the Lease shall also apply to and govern the Additional Premises. Tenant agrees that upon the Additional Premises Commencement Date, Tenant shall continue to be responsible for compliance with and satisfying all terms and conditions of the Lease with respect to the Premises, and specifically with those terms and conditions as are specifically set forth with respect to the Additional Premises herein which Tenant shall also be responsible for commencing upon the Additional Premises Commencement Date. Except to the extent any terms and conditions specifically provided for in this First Amendment being specifically applicable to the Additional Premises, all terms and conditions of the Lease shall apply to and bind both the Additional Premises, in addition to the Original Premises. Notwithstanding the foregoing, this shall in no way diminish or reduce any responsibility, obligation or liability of Tenant pursuant to the Lease with respect to the Original Premises, but all such terms, conditions, obligations and responsibilities of Tenant with respect to the Original Premises shall continue for the full Term of the Lease.

18.0      Estoppel. Tenant hereby represents and warrants that Tenant is not in default of any term or condition of the Lease and that the Lease is in full force and effect and is the binding obligation of the Tenant in accordance with all terms and conditions of the Lease, as supplemented or amended herein. Tenant further acknowledges and represents that the Landlord is not in default of any term or condition of the Lease, and the Lease is in full force and effect in accordance with its terms.

19.0      Bankruptcy or Insolvency. Tenant shall not assign, mortgage or encumber this Lease, nor sublet, nor suffer or permit the Premises or any part thereof to be used by others, except as allowed herein; provided, however, that if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord. In the event that Tenant shall become a Debtor under the Bankruptcy Code, and the Trustee or Tenant shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election and assignment may only be made if all the terms and conditions herein are satisfied. If such Trustee shall fail to elect to assume this Lease within sixty (60) days after the filing of the Petition or such shorter period as imposed by law, this Lease shall, at Landlord’s sole option, be deemed to have been rejected. Landlord shall thereupon be immediately entitled to possession of the Premises without further obligation to Tenant or the Trustee, and this Lease shall be terminated, but Landlord’s right to be compensated for damages both at law and as provided herein in such case shall survive.

20.0      Notices. All notices, communications and statements required or permitted under this Lease shall be in writing, delivered in person or sent by United State Registered or Certified Mail, return receipt requested, with postage prepaid, or Express Mail or Federal Express (or other similar courier service having a delivery system which provides for or makes available a signed receipt of delivery) or by facsimile transmission (provided an original copy is thereafter provided by Express Mail or Federal Express overnight carrier service, addressed to the parties as follows:

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AS TO TENANT:	AS TO LANDLORD:
TherapeuticsMD, Inc.	6800 Broken Sound, LLC
Attention: Mitchell Krassan	Attention: Marc Bell
6800 Broken Sound Parkway	6800 Broken Sound Parkway
3rd Floor	Boca Raton, FL 33487
Boca Raton, FL 33487	Phone: (561) 988-1700
Phone:____________________________

With Copy to:	With Copy to:
TheapeuticsMD, Inc.	Scott A. Elk, Esq.
Attention: Legal Dept.	Scott A. Elk, P.A
6800 Broken Sound Parkway NW	750 Park of Commerce Blvd.
3rd Floor	Suite 400
Boca Raton, FL 33487	Boca Raton, FL 33487
Phone:____________________________	Phone: (561) 368-5551

Mail service shall be deemed effective upon the earlier of either seventy two (72) hours after deposit in the U.S. mail, in accordance herewith, or upon receipt or refusal to accept receipt by a reputable courier service. Notices sent by facsimile transmission which are received by 4:00 p.m. (in the addressee’s time zone), shall be deemed delivered as of the date of such transmission, provided that an original copy of such transmission is delivered to the addressee by a nationally utilized overnight courier service on the day following such transmission. Either party by written notice to the other may designate additional parties to receive copies of notices sent to it. Such designees may be changed by written notice. Either party may at any time, in the manner set forth for giving notice to the other, designate a different address to which notices, communication and statements to it shall be sent.

21.0      RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit

22.0      Duplicate Counterparts. This First Amendment may be executed by the parties in duplicate counterparts and when taken together the same shall make one complete and binding document. This First Amendment may be executed in full via facsimile transfer or electronic transmission, which facsimile copy or electronic transfer shall be deemed as binding as an original. All parties hereto may rely upon such facsimile copy or electronic transfer as though it were an original

23.0      Superseding Clause. The terms and conditions of this First Amendment shall supersede, amend and modify all terms and conditions of the Lease. In the event of any conflict between the terms and conditions contained herein and the terms and conditions contained in the Lease, all terms and conditions contained in this First Amendment shall control. In all other respects, all terms and conditions of the Lease shall remain in full force and effect.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the respective parties have signed, sealed and delivered this Second Amendment on the date and year written below.

WITNESSES:	LANDLORD:

Signed, sealed and delivered in the presence of:	6800 BROKEN SOUND LLC, a Florida limited liability company

	By:	/s/ Marc Bell
Print Name:	Name:	Marc Bell
Title:

Print Name:

STATE OF FLORIDA                       )

                                              ) ss:

COUNTY OF                                      )

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by MARC BELL as Manager of 6800 BROKEN SOUND LLC, a Florida limited liability company, on behalf of the Company, who

☐  is personally known to me or

☐  has produced ___________________________ as identification.

WITNESS my hand and official seal in the County and State last aforesaid this __________ day of ____________, 2015.

(NOTARY SEAL)

NOTARY PUBLIC

(Name of Notary Typed, Printed, or Stamped)
My Commission E xpires:

WITNESSES:		TENANT:

Signed, sealed and delivered in the presence of:		THERAPEUTICSMD, INC., a Nevada corporation

/s/ John Milligan		By:	/s/ Robert G. Finizio
Print Name:	John Milligan	Name:	Robert G. Finizio

/s/ Daniel A. Carwright		Title:	Chief Executive Officer
Print Name:	Daniel A. Cartwright		February 18, 2005

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STATE OF FLORIDA               )

                                     ) ss:

COUNTY OF PALM BEACH )

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by Robert G. Finizio as authorized representative of THERAPEUTICSMD, INC. a Nevada corporation, on behalf of the Company, who

☒  is personally known to me or

☐  has produced ___________________________ as identification.

WITNESS my hand and official seal in the County and State last aforesaid this18th day of February, 2015.

(NOTARY SEAL)

/s/ Giuseppina N. Gamby
NOTARY PUBLIC
Giuseppina N. Gamby
(Name of Notary Typed, Printed, or Stamped)
My Commission Expires:	January 27, 2017

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